Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. REPORTS ITS BEST EVER FIRST QUARTER OPERATING RESULTS
HOUSTON, TX – May 11, 2006 – Sterling Construction Company, Inc. (Nasdaq: STRL) (“Sterling” or “the Company”) today announced record operating results for the first quarter ended March 31, 2006.
Continuing Operations (Construction) – First Quarter 2006 Compared to 2005
▪	Construction revenues rose 43% to $56.5 million, from $39.4 million in 2005;

▪	Pre-tax income increased to $4.6 million, from $0.9 million last year;

▪	Net income from continuing operations, at $3.0 million, was more than five times the level of a year ago;

▪	Diluted earnings per share rose to $0.27, from $0.06 in the prior year, despite a 21% increase in the weighted average number of diluted shares outstanding, resulting from the Company’s recent public offering.
Consolidated Results — First Quarter 2006 Compared to 2005
Consolidated net income was $3.2 million ($0.28 per diluted share), compared with $0.8 million ($0.08 per diluted share) in the first quarter of 2005. The consolidated results include net income from discontinued operations of $0.2 million in each period, reflecting the results of the Company’s distribution business, Steel City Products LLC, which is held for sale.
Commenting on the results, Joe Harper, Sterling’s President and Chief Operating Officer, said, “Revenues increased substantially compared with last year, reflecting our higher contract backlog, supported by a significant expansion in the construction fleet and in our work crews. Following capital expenditures of $11.4 million in 2005, we invested a further $9.9 million in the first quarter of 2006, including $2.0 million for the assets of Rathole Drilling (“RDI”) which will allow us to drill our own foundation shafts for projects. These factors contributed to greater efficiencies and productivity on our projects, together with higher margins.
“The revenue increase was achieved despite unexpected delays in January and February in starting several contracts, due to factors outside the Company’s control. We did not encounter any significant adverse weather in the first quarter of this year or last.”
Mr. Harper went on to say that gross margins improved to 11.8% in the first quarter of 2006, from 8.5% in the prior year period. Combined with the 43% increase in revenues, this led to a doubling of gross profits, and enabled the Company to further leverage its overhead expenses, improving operating margin to 7.7% from 3.5% last year. In addition, although the results reflect a full income tax charge, the Company’s tax loss carryforwards continue to shelter most income from federal taxes.
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Sterling Construction News Release	Page 2
May 11, 2006
Outlook
Pat Manning, the Company’s Chairman and CEO, noted that the construction contract backlog at the end of the first quarter was $346 million, an increase of 13% over the level at the start of the year, and $100 million above the level at the end of the first quarter of 2005.
“In addition to our strong organic growth,” he said, “we continue to actively pursue potential acquisition opportunities, both within Texas and elsewhere.”
Maarten Hemsley, Sterling’s Chief Financial Officer, said that, based on its good first quarter performance, the Company is affirming its 2006 guidance first announced on December 22, 2005, for construction revenues of $230 to $250 million, income from continuing operations of $11.5 to $13.0 million, and net income from continuing operations of $7.5 to $8.5 million, but with an expectation that results will be towards the upper end of those ranges. As indicated below, forecast results are subject to unforeseen circumstances, especially the impact of adverse weather conditions.
Mr. Hemsley also noted that, at the end of the first quarter, stockholders’ equity was $79.5 million compared with $48.6 million at December 31, 2005. The Company’s public offering, completed in January 2006, raised approximately $27.5 million, net of expenses, of which $8.5 million was used to prepay 12% debt, and $4.0 million was utilized for capital expenditures, including the RDI equipment. “In addition,” he said, “the Company has completed negotiations for an increase in the Construction bank line of credit, to $35 million from the current level of $17 million, to further support capital expenditures and working capital growth.”
To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, stockholders and prospective stockholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5% because such an accumulation could, under current tax laws, adversely affect the utilization of tax loss carryforwards.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.
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Sterling Construction News Release	Page 3
May 11, 2006
Conference Call
Sterling’s management will hold a conference call to discuss first quarter results and recent corporate developments, at 11:00 am EDT/ 10:00 am CDT on May 11th. The call will be hosted by Joe Harper, President and COO, and Maarten Hemsley, CFO. Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days. We suggest listeners use Microsoft Explorer as their web browser.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
(See Accompanying Tables)

Sterling Construction News Release	Page 4
May 11, 2006
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2006	2005
Revenues	$56,480	$39,413
Cost of revenues	49,794	36,055

Gross profit	6,686	3,358
General and administrative expenses, net	2,309	1,980
Net interest (income) expense	(186)	475

Income from continuing operations before income taxes	4,563	903
Income taxes	1,541	307

Net income from continuing operations	3,022	596

Net income from discontinued operations, net of income taxes of $102 and $94, respectively	171	231

Net income	$3,193	$827

Basic net income per share:
Net income from continuing operations	$0.30	$0.08
Net income from discontinued operations	$0.02	$0.03

Net income per share	$0.32	$0.11

Weighted average number of shares outstanding used
In computing basic per share amounts	10,002,088	7,389,499

Diluted net income per share:
Net income from continuing operations	$0.27	$0.06
Net income from discontinued operations	$0.01	$0.02

Diluted net income per share	$0.28	$0.08

Weighted average number of shares outstanding used In computing diluted per share amounts	11,266,294	9,283,485

Sterling Construction News Release	Page 5
May 11, 2006
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share and per share data)

	March 31,
	2006	December
	(Unaudited)	31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$35,419	$22,267
Contracts receivable	38,675	34,912
Costs and estimated earnings in excess of billings on uncompleted contracts	2,346	2,199
Deferred tax asset	5,240	4,224
Assets of discontinued operations held for sale	11,699	8,969
Other	1,045	1,056

Total current assets	94,424	73,627

Property and equipment, net	35,266	27,271

Goodwill	12,735	12,735
Deferred tax asset, net	1,705	4,288
Other assets	520	534

	14,960	17,557

Total assets	$144,650	$118,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	19,720	20,146
Billings in excess of cost and estimated earnings on uncompleted contracts	13,985	13,635
Short-term debt, related parties	—	8,449
Current maturities of long term obligations	123	123
Liabilities of discontinued operations held for sale	10,966	8,385
Other accrued expenses	3,567	4,265

Total current liabilities	48,361	55,273
Long-term obligations:
Long-term debt	16,000	13,788
Other long-term obligations	747	782

	16,747	14,570

Commitments and contingencies Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued
Common stock, par value $0.01 per share; authorized 14,000,000 shares, 10,498,808 and 8,165,123 shares issued	105	82
Additional paid-in capital	110,536	82,822
Accumulated deficit	(31,099)	(34,292)

Total stockholders’ equity	79,542	48,612

Total liabilities and stockholders’ equity	$144,650	$118,455